Exhibit 21.1

Arbor Realty Trust, Inc.

List of Significant Subsidiaries

Name	Jurisdiction of Organization
Arbor Realty GPOP, Inc.	Delaware
Arbor Realty Limited Partnership	Delaware
ARSR Holdings, LLC	Delaware
Arbor Realty SR, Inc.	Maryland
Arbor Realty Commercial Real Estate Notes 2018-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2019-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2019-FL2 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2020-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2021-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2021-FL2 Ltd.	Cayman Islands
ARSR Alpine LLC	Delaware
Arbor Private Label, LLC	Delaware
ART Cardinal, LLC	Delaware